Exhibit 99.2

During the preparation of the May 31, 2007 financial statements, the Company’s management identified an error in the recording of interest expense on foreign denominated debt and the cash settlement income from foreign currency exchange agreements.  In both cases, the Company was using the agreed upon foreign exchange rate from the foreign currency exchange agreement rather than the spot foreign currency exchange rate to convert the foreign currency interest expense and exchange agreement income to US dollars.  The interest expense on the foreign denominated debt and the cash settlement income from the foreign currency exchange agreement are equal and offsetting amounts, as the Company uses the amount received under the exchange agreement to pay the interest expense on the foreign denominated debt.  As a result of this error, interest expense and cash settlement income are both understated by $13 million and $15 million for the years ended May 31, 2006 and 2005, respectively.  The Company subtracts the net accrual from the last settlement date on its derivatives at each period end in the calculation of the fair value, so the error in the calculation of the income receivable on the foreign exchange agreements also impacted the fair value of the derivatives recorded as a derivative asset at May 31, 2006.  Thus this change also impacts the change in the fair value of the derivatives reported in the derivative forward value line on the consolidated statement of operations.  The derivative forward value line and net income are both overstated by $0.2 million and $0.5 million for the years ended May 31, 2006 and 2005, respectively.  There is no impact on cash flows from operating activities or the total change in cash in the consolidated statement of cash flows.  There was no change to the reported times interest earned (“TIER”) calculation for either year.  The amounts reported on the consolidated balance sheet for accrued interest payable and accrued interest and other receivables at May 31, 2006 were both understated by $4 million and the amounts reported for the derivative asset and retained equity at May 31, 2006 were both overstated by $4 million.

A summary of the significant effects of the restatement on the May 31, 2006 consolidated balance sheet and consolidated statement of operations is as follows:

(Amounts in thousands)	Accrued interest and other receivables	Derivative assets	Accrued interest payable	Retained equity	Total equity
As previously reported	$313,796	$579,237	$299,391	$774,768	$787,976
Adjustment to use spot exchange rate	3,568	(3,568)	3,568	(3,568)	(3,568)
As restated	$317,364	$575,669	$302,959	$771,200	$784,408

(Amounts in thousands)	Interest expense	Net interest income	Net interest income after provision for loan losses	Derivative cash settlements	Total non-interest income
As previously reported	$(962,656)	$45,256	$22,016	$67,603	$128,924
Adjustment to use spot exchange rate	(13,280)	(13,280)	(13,280)	13,280	13,280
As restated	$(975,936)	$31,976	$8,736	$80,883	$142,204

(Amounts in thousands)	Derivative forward value	Total non-interest expense	Income prior to income taxes and minority interest	Income prior to minority interest	Net Income
As previously reported	$29,054	$(44,929)	$106,011	$102,835	$95,746
Adjustment to use spot exchange rate	(249)	(249)	(249)	(249)	(249)
As restated	$28,805	$(45,178)	$105,762	$102,586	$95,497

A summary of the significant effects of the restatement on the May 31, 2005 consolidated statement of operations is as follows:

(Amounts in thousands)	Interest expense	Net interest income	Net interest income after provision for loan losses	Derivative cash settlements	Total non-interest income
As previously reported	$(926,790)	$104,063	$87,661	$63,044	$81,713
Adjustment to use spot exchange rate	(15,243)	(15,243)	(15,243)	15,243	15,243
As restated	$(942,033)	$88,820	$72,418	$78,287	$96,956

(Amounts in thousands)	Derivative forward value	Total non-interest expense	Income prior to income taxes and minority interest	Income prior to minority interest	Net Income
As previously reported	$26,320	$(42,342)	$127,032	$125,514	$122,974
Adjustment to use spot exchange rate	(471)	(471)	(471)	(471)	(471)
As restated	$25,849	$(42,813)	$126,561	$125,043	$122,503